STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT made this day of October 2009, by and between John Rossi and Igor Plahuta who are the only Shareholders of Resource Protection Systems GmBH (hereinafter "Shareholders") and Resource Protection Systems GmBH (hereinafter "Resource"), a corporation organized under the laws of Germany, and Garb Oil and Power Corporation, a Utah corporation, (hereinafter "Garb".)

WITNESSETH:

WHEREAS, the Shareholders own 25,000 shares of common stock of Resource of the 25,000 shares of common stock issued and outstanding;

WHEREAS, the authorized common stock of Garb consists of 80,000,000 shares of common stock, no par value per share, of which 49,170,709 shares of common stock are issued and outstanding as of October 9, 2009; and

WHEREAS, Garb and the Shareholders and Resource agree that it would be to their mutual benefit for Garb to purchase from the Shareholders the 25,000 shares of Resource common stock and thereby Resource would become a subsidiary of Garb and Garb will issue to Shareholders a total of 27,829,291 shares of its common stock for all the issued and outstanding shares of common stock of Resource at an exchange ratio of 1,113.7 shares of Garb common stock for one share of Resource common stock and Garb shall issue to Shareholders an option with a term of on or before 60 months to purchase 100,000,000 shares of common stock, all or part, at a purchase price per share of ten per cent of the closing ask price of the common stock of Garb for five consecutive days preceding the exercise or exercises of the option.

NOW THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. (REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND RESOURCE). Shareholders and Resource, jointly and severally, hereby represent and warrant to Garb that:

(a) Shareholders own as of the date hereof, and as of the Closing Date hereinafter provided will own, free and clear of all liens, charges and encumbrances, 25,000 shares of Resource common stock, par value of 1.00 Euro per share, which 25,000 shares are all of the issued and outstanding shares of common stock of Resource. The Shareholders of Resource and their respective holdings are set forth on Exhibit A. Resource is engaged in the business of the disposal of tires and has patented technology and trade secrets. Part of its technology is capable of reducing 8 to 10 mesh crumb rubber to rubber talc (70 to 400 mesh) which is a powder used in technical rubber products, such as windows and door seals. Any liens and encumbrances against Resource’s assets are disclosed and set forth on the financial statements of Resource which are referenced in the following paragraph.

(b) Shareholders have or will present unaudited financial statements of Resource for the nine month period as of September 30, 2009, and for the calendar years of 2008 and 2007 which have been prepared in accordance with generally accepted German accounting principles (Exhibit B). There are no obligations, liabilities, or commitments, contingent or otherwise, of a material nature which have not been disclosed on Exhibit B.

(c) Resource is a corporation duly organized and validly existing and in good standing under the laws of Germany and has all corporate power necessary to engage in the business in which it is presently engaged; and has authorized capital consisting of 25,000 shares of common stock of which 25.000 shares of common stock are validly issued and outstanding and fully paid and nonassessable.

(d) Neither any Shareholder nor Resource is a defendant, or a plaintiff against whom a counterclaim has been asserted, in any litigation, pending or threatened, nor has any material claim been made or asserted against any Shareholder and Resource nor are there any proceedings threatened or pending before any federal, state or municipal government, or any department, board, body or agency of any governmental entity, involving either Shareholder or Resource, except as disclosed in Exhibit C.

(e) Neither of the Shareholders nor Resource is in default under any material agreement to which it is a party nor in the payment of any of obligations except as disclosed in Exhibit D.

(f) This Agreement has been duly executed by Shareholders and Resource and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in, any agreement, instrument, judgment order or decree to which either any Shareholder or Resource is a party or to which either any Shareholder or Resource is subject nor will such execution and performance constitute a violation of or conflict with any fiduciary to which either any Shareholder or Resource is subject.

(g) Shareholders and Resource are not in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, and there are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of Shareholders or Resource threatened against or affecting either of the Shareholders or Resource at law or in equity, or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign except as disclosed in Exhibit E. Shareholders and Resource have complied, jointly and individually, in all material respects with all laws, regulations and orders applicable to its business the violation of which would have a material adverse effect on Resource's business taken as a whole. Material adverse effect means any matter in excess of $10,000.00.

(h) Resource and Shareholders, individually and collectively, are in compliance with all German federal, state, county, city, statutes, ordinances and regulations regarding the business of Resource.

(i) Resource is not a party to any employment contract with any officer or director or stockholder, nor to any lease, agreement or any other commitment not in the usual and ordinary course of business, nor to any pension, insurance, profit-sharing or bonus plan except as set forth on Exhibit F:

(j) Resource is not in default under any agreement to which it is a party nor in the payment of any of its obligations and has filed all tax returns, German federal and state, which it is required to file and Resource has paid all assessed taxes.

(k) Between the date hereof and the Closing, Resource will not have (i) paid or declared any dividends on or made any distributions in respect of, or issued, purchased or redeemed, any of the outstanding shares of its capital stock, or (ii) made or authorized any changes in its Articles of Incorporation or in any amendment thereto or in its By-Laws, or (iii) made any commitments or disbursements or incurred any obligations or liabilities of a substantial nature and which are not in the usual and ordinary course of business, or (iv) mortgaged or pledged or subjected to any lien, charge or other encumbrance any of their assets, tangible or intangible, except in the usual and ordinary course of its business, or (v) sold, leased, or transferred or contracted to sell, lease or transfer any assets, tangible or intangible, or entered into any other transactions, except in the usual and ordinary course of business, or (vi) made any material change in any existing employment agreement or increased the compensation payable or made any arrangement for the payment of any bonus to any officer, director, employee or agent. Resource is not in default under any agreement to which it is a party nor in the payment of any of its obligations.

(l) No representation or warranty in this section, nor statement in any document, certificate or schedule furnished or to be furnished pursuant to this Agreement by either of the Shareholders and Resource or in connection with the transactions contemplated hereby, contains or contained any untrue statement of a material fact, nor does or will omit to state a material fact necessary to make any statement of fact contained herein or therein not misleading. Resource has maintained, and will until the Closing, maintain in full force and effect adequate policies of insurance with coverage sufficient to meet the normal requirements of its business as disclosed on Exhibit G.

2. (REPRESENTATIONS AND WARRANTIES OF Garb) Garb represents and warrants that:

(a) Garb is a corporation duly organized and validly existing and in good standing under the laws of the State of Utah; is not licensed to conduct business in any other state; and has an authorized capitalization of 80,000,000 shares of which there will be issued and outstanding 49,170,709 shares of common stock, no par value per share, as of the date of closing.

(b) Garb has delivered to Shareholders its financial statements for the period ended March 31, 2009, which is attached as Exhibit H.

(c) Garb is not a party to any litigation in any capacity and Garb has outstanding liabilities commitments as set forth on the financial statements as of March 31, 2009, and there has been no material change in the liabilities or commitments from the date of the financial statement to the closing date as set forth herein except as set forth on Exhibit I.

(d) Garb has disclosed any employment contracts it has with any officer or director or stockholder, and any lease, agreement or any other commitment not in the usual and ordinary course of business, or to any pension, insurance, profit-sharing or bonus plan.

(e) Garb is not a defendant, nor a plaintiff against whom a counterclaim has been asserted, in any litigation, pending or threatened, nor has any material claim (which claim is in excess of $10,000) been made or asserted against Garb, nor are there any proceedings threatened or pending before any federal, state or municipal government, or any department, board, body or agency thereof, involving Garb, except as stated in Exhibit J.

(f) Garb has disclosed any agreement which is in default and that it is in arrears on some of its obligations.

(g) Between the date hereof and the Closing, other than actions and activities as contemplated by this Agreement Garb will not have (i) paid or declared any dividends on or made any distributions in respect of, or issued, purchased or redeemed, any of the outstanding shares of its capital stock, or (ii) made or authorized any changes in its Articles of Incorporation or in any amendment thereto or in its Bylaws except as provided in this Agreement, or (iii) made any commitments or disbursements or incurred any obligations or liabilities of a substantial nature and which are not in the usual and ordinary course of business, or (iv) mortgaged or pledged or subjected to any lien, charge or other encumbrance any of their assets, tangible or intangible, except in the usual and ordinary course of its business, or (v) sold, leased, or transferred or contracted to sell, lease or transfer any assets, tangible or intangible, or entered into any other transactions, except in the usual and ordinary course of business, or (vi) made any material change in any existing employment agreement or increased the compensation payable or made any arrangement for the payment of any bonus to any officer, director, employee or agent.

(h) This Agreement has been duly executed by Garb and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in, any agreement, instrument, judgment order or decree to which it is a party or to which it is subject nor will such execution and performance constitute a violation of or conflict with any fiduciary to which it is subject.

(i) Garb is not in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, and there are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of Garb threatened against or affecting Garb at law or in equity, or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign. Garb has complied in all material respects with all laws, regulations, and orders applicable to its business.

(j) No representation or warranty in this section, nor statement in any document, certificate or schedule furnished or to be furnished pursuant to this Agreement by Garb, or in connection with the transactions contemplated hereby, contains or contained any untrue statement of a material fact, nor does or will omit to state a material fact necessary to make any statement of fact contained herein or therein not misleading.

(k) As of the date of the closing Garb shall have issued and outstanding only 49,170,709 shares of common stock, no par value per share.

3. (TIME AND PLACE OF CLOSING) The Closing shall be held on October 21, 2009, at 4:00

P.M., local time, at the offices of Garb, Salt Lake City, Utah, or at such other time and place as may be mutually agreed upon between the parties in writing (hereinafter "the Closing.")

4. (CLOSING) The Closing of this Agreement shall proceed as follows:
(a) Garb shall provide the following:

(1) A certified resolution that the directors called and held a meeting for the following purposes:

(a) To approve and ratify the Stock Purchase	Agreement;

(b) To appoint John Rossi as a director and such other persons as designated by Mr. Rossi, which appointments shall become effective after the Closing; and

(c) To authorize the issuance of 27,829,291 shares of Garb restricted common stock, no par value per share, to Shareholders in exchange for the 25,000 shares of Resource at an exchange ratio of 1,113.17 shares of Garb common stock for one share of Resource and to issue an option to purchase 100,000,000 shares of common stock of Garb for a term of five years from the date of the closing at a purchase price per share to be determined for each exercise of the option by 10% of the average of the closing ask prices of the market makers for shares of Garb's common stock for five consecutive trading days prior to the holder's or holders' exercise of the option. Garb undertakes that at the appropriate time within two years from the date of the Closing it shall do all acts necessary to increase the authorized shares of common stock to 220,000,000 shares of common stock or more and that the 100,000,000 shares subject to the option shall be reserved when the increase in authorized capital of Garb is accomplished.

(d) To issue instructions to be delivered to the transfer agent to issue certificates evidencing 27,829,291 shares of Garb common stock to the Shareholders, on the basis of 1,113.17 shares of Garb for one share of Resource, when all the issued and outstanding shares of Resource common stock are delivered to Garb’s transfer agent in proper form. (Each certificate issued to the Shareholders will bear a restrictive legend prohibiting the transfer by the holder without first complying with the Securities Act of 1933, as amended, or Rule 144 promulgated thereunder whether inside or outside the United States of America).

(2) To issue a certification that Garb is a corporation in good standing under the laws of the State of Utah.

(3)     To provide a certificate from Garb's transfer agent stating that as of the close of business on the date of the closing, excluding the shares of common stock to be issued in the transaction contemplated herein, Garb has 49,170,709 shares of common stock issued and outstanding.

(4) To provide a proxy executed by John Brewer appointing John Rossi or Rossi designate as proxy to vote 23,046,611 shares of Garb common stock until March 10, 2010.

(b) Shareholders and Resource shall provide the following:

(1) Certification that Resource is a corporation in good standing under the laws of Germany

(2) Certification that Shareholders have clear title and unencumbered ownership of 25,000 shares of the common stock of Resource;

(3) Executed investment letters in the form mutually agreed upon by the parties;

(4) Certificates for the 25,000 shares of common stock of Resource in proper form for transfer to Garb; and

(5) A registry office Certification or a certification by Resource’s president that Resource is a corporation duly existing and validly organized under the statutes of Germany and that Resource has performed all corporate acts required under statute, regulations, Articles of Incorporation, or Bylaws to effect the transaction.

(6) Executed and completed officer and director questionnaires in a form approved by

Garb.

5. (CONDITIONS TO CLOSING) The obligations of Resource and Shareholders and Garb to complete the transactions provided for herein shall be subject to the performance of all their respective agreements to be performed hereunder on or before the Closing, to the material truth and accuracy of the respective representations and warranties of the Shareholders and Resource and of Garb contained herein, and to the further conditions that:

(a) All representations and warranties of Resource and Shareholders and Garb contained in this Agreement are substantially true and correct on and as of the Closing with the same effect as if made on and as of said date.

(b) As of the Closing there shall have been no material adverse change in the affairs, business, property or financial condition of Resource and Garb, and the directors of Resource and Garb shall so certify in writing.

(c) All of the agreements and covenants contained in this Agreement that are to be complied with, satisfied and performed by each of the parties hereto on or before the Closing, shall, in all material respects, have been complied with, satisfied and performed.

6. (ADDITIONAL COVENANTS) During the period between the date hereof and the Closing, Garb shall conduct and the Shareholders of Resource shall cause Resource to conduct its business and operations in the same manner in which the same have heretofore been conducted. During such period, unless it has received written consent thereto from the other party, neither Resource, Shareholders, nor Garb will:

(a) Incur any obligation, liability or commitment, absolute or contingent, other than current liabilities incurred in the ordinary and usual course of business.

(b) Declare or pay and dividends on or make any distributions in respect of, or issue, purchase or redeem any of its shares of stock or partnership interests, except in the usual and ordinary course of business.

(c) Subject any of its properties to a mortgage, pledge or lien, except in the usual and ordinary course of business.

(d) Sell or transfer any of its properties, except in the usual and ordinary course of business.

(e) Make any investment of a capital nature, except in the usual and ordinary course of business.

(f) Enter into any long-term contracts or commitments or modify or terminate any existing agreements, except in the usual and ordinary course of business.

(g) Use any of its assets or properties except for proper corporate purposes.
(h) Sell, contract to sell or issue any equity or debt securities.

7. (ACCESS TO RECORDS) During the period between the date of this Agreement and the Closing, Garb and the Shareholders shall each accord representatives of the other party free access to the offices, plants, records, files, books of account and tax returns, provided the same will not unreasonably interfere with the normal operations of such entities.

8. (NOTICES) Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Shareholders, to:

John Rossi
1588 South Main Street, Second Floor
Salt Lake City, Utah 84106

If to Garb to:
Wallace T. Boyack
Boyack Ashton LC
2290 East 4500 South, Suite 130
Salt Lake City, Utah 84117

or to any other address which may hereafter be designated by either party by notice given in such manner.

All notices shall be deemed to have been given as of the date of receipt.

9. (TERMINATION AND ABANDONMENT) This Agreement may be terminated and abandoned at any time prior to the Closing upon the following conditions:

(a) By the mutual consent of the parties.

(b) By the Board of Directors of Resource or by the Board of Directors of Garb if, in the opinion of either, the Closing of the Agreement is impracticable by reasons of litigation or change of circumstances or inadequate information.

(c) By the Board of Directors of Garb or by the Shareholders of Resource if, in the bona fide judgment of either, there shall have been a material violation of any covenant or agreement set forth herein, or any warranty or representation shall be untrue; or the Board of Directors should, in its bona fide judgment, deem the Agreement inadvisable or impracticable by reason of any defect which, in the opinion of counsel, for the party who has made such determination, constitutes a material defect in the title of the other party, or which defect affects a material part of its assets, or which has otherwise subjected the party to a substantial liability or obligation.

(d) By either party if any action or proceeding before any court or governmental body or agency shall have been instituted or threatened to restrain or prohibit the consummation of this Agreement and such party deems it inadvisable to proceed.

And in the event of termination, notice shall be given to Garb or Shareholders of Resource and thereupon this Agreement shall become wholly void and of no effect and there shall be no liability on the part of one party to the other and all Property transferred or tendered shall be returned to the original owner within 90 days of October 21 2009.

10. (COUNTERPARTS) This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.

11. (MERGER CLAUSE) This Agreement supersedes all prior agreements and understandings between the parties, except the Stock Purchase Agreement dated September 5, 2009, between John C. Brewer and John Rossi, and may not be changed or terminated orally, and no attempted change, termination or waiver of any of the provisions hereof shall be binding unless in writing and signed by the parties hereto.

12. (GOVERNING LAW) This Agreement shall be governed by and construed according to the laws of the State of Utah, the state of incorporation of Garb, and the situs of the Closing of this transaction.

13. (BOYACK AS ATTORNEY) Wallace T. Boyack of the firm Boyack Ashton LC has acted on behalf of Garb. Shareholders and Resource are advised that Mr. Boyack does not represent their interests in any manner and is not acting in any manner on their behalf. They are advised to seek their own legal counsel to advise them as to this Agreement and all matters pertaining in any manner thereto. Mr. Boyack further disclaims that he has advised or opined as to the tax treatment of any of the agreements, including this Agreement, or transactions and events contemplated, relating to, or that will occur relating in any manner to this Agreement.

14. (ONLY WAIVER IN WRITING) Any waiver by either party of any breach of any kind or character whatsoever by the other, when direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement. Any amendments or modifications to this agreement shall be in writing and signed by all the parties.

15. This agreement is the product of negotiations and discussion by sophisticated and informed business persons and any provisions hereof shall not be construed against any of the parties as drafter. In the event any action or proceeding is taken or brought by any party concerning this agreement, the prevailing party shall be entitled to recover costs and reasonable attorneys’ fees, whether such sums are incurred with or without trials, appeal, bankruptcy or any insolvency proceeding.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

Resource Protection Systems GmBH
ATTEST:
IGOR PLAHUTA

	By:	/s/ Igor Plahuta
Secretary		President

STATE OF Germany	)
ss.
COUNTRY: DUSSELDORF	)

Subscribed and sworn to before me this 19th day of October, 2009.

NOTARY PUBLIC

My Commission is permanent	Residing at: Dusseldorf, Germany
	By:	/s/ Dr. Oppermann, Notary

GARB OIL & POWER CORPORATION
	By:	/s/ Matthew Shepard

STATE OF UTAH	)
ss.
COUNTY OF SALT LAKE	)

On this _10th_ day of _October_, 2009, before me the undersigned officer, personally appeared Matthew Shepard , known personally to me to be the President , of the above-named corporation, and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as such officer.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

NOTARY PUBLIC

	By:	/s/ Michael Tikalisky
My Commission Expires:		Residing at: Murray, Uta
September 4, 2012

SHAREHOLDERS OF RESOURCE:

JOHN ROSSI
By:	/s/ JOHN ROSSI

Subscribed and sworn to before me this _10th day of October, 2009.

NOTARY PUBLIC

	By:	/s/ Michael Tikalisky
My Commission Expires:		Residing at: Murray, Uta
September 4, 2012

IGOR PLAHUTA
By:	/s/ Igor Plahuta

Subscribed and sworn to before me this _19th_day of October, 2009.

NOTARY PUBLIC

	By:	/s/ Dr. Oppermann, Notary
My Commission is permanent		Residing at: Dusseldorf, Germany

E X H I B I T	L I S T

A	Shareholder List of Resource

B	Financial Statements of Resource and Adverse Interests on Resource’s Assets

C	Litigation Disclosure of Shareholders

D	Default List of Shareholders

E	Government Default List of Shareholders

F	Employment Contracts or Other Commitments of Resource

G	Insurance Policies of Resource

H	Financial Statements of Garb as of March 31, 2009

I	Litigation List of Garb

J	Garb Litigation